Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                        ETERNAL TECHNOLOGIES GROUP, INC.
                          (Formerly Egan Systems, Inc.)
             (Exact name of registrant as specified in its charter)

           Nevada                                            62-1655508
-------------------------------                         ------------------------
(State or other jurisdiction                                (IRS Employer
 of incorporation)                                         Identification No.)

Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping
District, Tianjin                                                    300052
(Address of Principal Executive Offices)                           (Zip Code)


                             2005 Stock Option Plan
                        and 2005 Stock Compensation Plan

                                                       Copy to:
                                                      Hank Vanderkam
   Rita Dickson                                       Vanderkam & Associates
   1161 Ambassador Drive                              1301 Travis, #1200
   Reno, NV 89523                                     Houston, Texas 77002
   --------------                                     (713) 547-8900
   (Name, address and telephone
    number of agent for service)


Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

                                      CALCULATION OF REGISTRATION FEE
================================== =============== =================== ===================== ================

                                                    Proposed maximum     Proposed maximum       Amount of
          Title of securities       Amount to be   offering price per   aggregate offering    registration
           to be registered          registered         share (1)              price               fee
---------------------------------- --------------- ------------------- --------------------- ----------------

Common Stock, $.001 par value        3,060,000              $0.50             1,530,000            63.95
================================== =============== =================== ===================== ================

(1) This Registration Statement covers (i) 2,500,000 shares of Common Stock (the "Common Stock"), $0.001 par value per share, of Eternal Technologies Group, Inc. ("Eternal")(the "Registrant") issuable pursuant to the 2005 Stock Option Plan (the "2005 Option Plan") and
         (ii) 560,000 shares of Common Stock issuable pursuant to the Eternal Technologies Group, Inc. Stock Compensation Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the closing price as reported on the Nasdaq Electronic Bulletin Board on September 14, 2005 under the symbol "ETLT".

This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8) which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. This reoffer prospectus relates to up to 2,500,000 shares of Common Stock under the Stock Option Plan and (ii) 560,000 shares of Common Stock under the 2005 Compensation Plan, that have been or may be issued to certain officers and directors of the Company pursuant to the Plans. The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock of the Agreement, and the 2002 Stock Option Agreement.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Eternal Technologies Group, Inc., Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping District,
Tianjin: attention Wei Jianhseng.

         The resale prospectus referred to above follows this page.

                                   PROSPECTUS


                        ETERNAL TECHNOLOGIES GROUP, INC.
                        3,060,000 SHARES OF COMMON STOCK
                          (par value $0.001 per share)



This prospectus relates to up to 3,060,000 shares (the "Shares") of common stock, par value $0.001 per share, of Eternal Technologies Group, Inc., a Nevada corporation (the "Company" or "Eternal") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders") who have acquired or will acquire such Shares pursuant to stock options and stock grants issued or issuable under the (i) the 2005 Stock Option Plan dated August 31, 2005; (ii) the 2005 Stock Compensation Agreement dated August 31, 2005 collectively referred to herein as the "Plans".

The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See "Plan of Distribution." All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or their donees and pledgees).

      Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

      Our common stock is quoted on the OTC Bulletin Board Service under the symbol "ETLT.OB" On August 31, 2005, the average of the bid and ask price of our common stock was $0.44 per share.


      See "Risk Factors" on page 3 hereof for a discussion of certain factors that should be carefully considered by prospective purchasers.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is September 1, 2005.

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "the Company," "Eternal," "we" or "us" refer to Eternal Technologies Group, Inc.

                                TABLE OF CONTENTS


Page
                                                                             4
RISK FACTORS

FORWARD-LOOKING STATEMENTS                                                   8

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                              8

COMPANY OVERVIEW                                                             9

USE OF PROCEEDS                                                             14

SELLING STOCKHOLDERS                                                        14

DESCRIPTION OF SECURITIES                                                   15

PLAN OF DISTRIBUTION                                                        15

WHERE YOU CAN FIND MORE INFORMATION                                         17

INTERESTS OF NAMED EXPERTS AND COUNSEL                                      18


                                  RISK FACTORS

      Prospective purchasers of the common stock should consider carefully the following risk factors relating to the business of the Company, together with the information and financial data set forth elsewhere in this prospectus or incorporated herein by reference, prior to making an investment decision. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                            RISKS RELATED TO ETERNAL

         An investment in our common stock involves certain risks. Prospective investors should carefully review the following factors, together with the other information contained in this prospectus, prior to making a decision to invest in our common stock. The future trading price of shares of our common stock will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.

Risks Related to Our Financial Condition and Our Business

Need for additional financing

         Implementation of our business plan and growth of our business will require substantial additional funding. Funding will be needed to acquire an embryo facility in both China and the United States as well as the purchase of dairy cattle for such facilities. In addition we would like to expand our lamb meat production all of which will require additional working capital. If we are unable to raise additional capital, our ability to implement these plans, to grow our business and to operate profitably could be impaired. Obtaining additional funding will be subject to a number of factors including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us. Any delay in such funding will reduce our current earnings. We will be unable to carry out our proposed business plan unless we are able to sell additional securities or find alternate financing.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations

         Our future success will depend in substantial part on the continual service of our senior management including Mr. Ji Jun Wu, our Chairman and Mr. Jian Sheng Wei, our Chief Executive Officer. The loss of the services of either of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support, financial, accounting and managerial personnel. Because of the rapid growth of the economy in China, competition for qualified personnel in Beijing and Tianjin is intense. If we cannot retain our key personnel or attract, assimilate or retain qualified personnel in the future, our business operations could be disrupted.

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other shareholders

         Our principal executive officers along with our founding shareholder, Shang Jiaji, own approximately 10.35 percent of our outstanding common stock. As a result, they are in a position to significantly influence or control the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other shareholders and may adversely affect the voting and other rights of our other shareholders.

Our Products are in Various Stages of Development and May Not Satisfy Regulatory Requirements or Become Commercially Viable

         Our genetically engineered sheep embryos have only been marketed for a short time, and we only recently began development and marketing of genetically engineered dairy cattle embryos. If these products do not generate revenues in sufficient amounts to justify their continued production and sale, we will be unable to continue their commercial development. If these products do not satisfy regulatory requirements, which may change from time to time, we may be forced to discontinue the products' development. If we are forced to discontinue a product's development this could seriously hinder our ability to generate revenues.

We Have Limited Experience in Sales and Marketing; Failure to Assemble or Contract with an Adequate Sales Organization Could Result in a Lack of Future Revenues

We have limited experience in marketing our genetically engineered agricultural products. Our senior management presently carries on substantially all of our sales and marketing activities. We may have to develop a substantial marketing and sales force to support future sales. Alternatively, we may, for certain products, attempt to obtain the assistance of companies with established distributions systems and direct sales forces. If we are unable to establish sales and distribution capabilities or if we are unable to enter into licensing or other agreements with established companies to sell our products, our business operations could be disrupted.

We May Lose Any Technological Advantage Because Biotechnology Changes Rapidly

         The biotechnology field, is characterized by rapid technological progress and intense competition. As a result, we may not realize the expected benefits of our strategy. Businesses, academic institutions, governmental agencies, and other public and private research organizations are conducting research to develop technologies that may compete with our existing agricultural products and our proposed pharmaceutical products. It is possible that competitors could acquire or develop technologies that would render our technologies obsolete or noncompetitive. If we cannot access the same technologies at an acceptable price, or at all, our business operations could be disrupted.

Intense Competition May Result in an Inability to Generate Sufficient Revenues to Operate Profitably

         The agricultural genetics industry is highly competitive. Numerous companies, many of which are significantly larger than us, which have greater financial, personnel, distribution and other resources and may be better able to withstand volatile market conditions, compete with us in the development, manufacture and marketing of genetically engineered agricultural products. Our principal competition in the agricultural genetics field comes from foreign food processing companies such as Smithfield Foods, Inc. of the United States and Sumitomo Corporation of Japan. If additional national or international companies seek to enter, or increase their presence in our industries, or seek to expand their existing markets into China. Increased competition could have a material adverse effect on our business, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than ours.

We are Dependent on New Products and Continued Innovation

         The agricultural genetics industry, in general, is characterized by rapid innovation and advances. These advances result in frequent product introductions and short product life cycles, requiring a high level of expenditures for research and development and the timely introduction of new products. We believe our ability to grow and succeed is partially dependent upon our ability to introduce new and innovative products into such markets. We are evaluating, and expect to continue to evaluate, the development and introduction of additional products in our existing markets and related markets. However, if we are unable to introduce additional products to the market, we may be unable to fully implement our business plan.

Risks Related to Operations in China

         Substantially all of our assets are located in China and all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

China's Economic, Political and Social Conditions, as Well as Government Policies, could Affect our Business

         While China's economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations which presently gives us a tax holiday.

         The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises. Still a substantial portion of productive assets in China are owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Government Control of Currency Conversion may Adversely Affect our Operations and Financial Results

         We receive substantially all of our revenues in Renminbi, which is not a freely convertible currency. A portion of these revenues must be converted into other currencies to meet our foreign currency obligations. These foreign currency-denominated obligations include:

     o   payment of interest and principal on foreign currency-denominated debt;

     o   payment for equipment and materials purchased offshore; and

     o   payment of dividends declared, if any.

         Under China's existing foreign exchange regulations, we will be able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. However, the Chinese government may take measures at its discretion in the future as it has done in the past to restrict access to foreign currencies for both current account transactions and capital account transactions if foreign currencies become scarce in China. We may not be able to pay dividends in foreign currencies to our shareholders if the Chinese government restricts access to foreign currencies for current account transactions.

         Foreign exchange transactions under our capital account, including foreign currency-denominated borrowings from Chinese or foreign banks and principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

Fluctuation of the Renminbi Could Materially Affect our Financial Condition and Results of Operations

         The value of the Renminbi fluctuates and is subject to changes in China's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's inter branch foreign exchange market rates and current exchange rates on the world financial markets. Any devaluation of the Renminbi, however, may adversely affect the value of, and dividends, if any, payable on, our shares in foreign currency terms, since we will receive substantially all of our revenues, and express our profits, in Renminbi. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi, in which our obligations are denominated. In particular, a devaluation of the Renminbi is likely to increase the portion of our cash flow required to satisfy our foreign currency-denominated obligations.

The PRC Legal System has Inherent Uncertainties that Could Limit the Legal Protections Available to You

         Substantially all of our assets and operations are in China and our principal operating subsidiaries are organized under the laws of China. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. The direct enforcement by our shareholders of any rights of shareholders in respect of violations of corporate governance procedures may be limited. Unlike in the United States, under applicable laws of China, shareholders do not have the right to sue the directors, supervisors, officers or other shareholders on behalf of the corporation to enforce a claim against such party or parties that the corporation has failed to enforce itself. Our shareholders may have to rely on other means to enforce directly their rights, such as through administrative proceedings. Chinese laws and regulations do not distinguish among minority, affiliated and unaffiliated shareholders in terms of their rights and protections. In addition, our minority shareholders may not have the same protections afforded to them by companies incorporated under the laws of the United States.

Uncertainty Relating to Chinese Regulation of Pharmaceuticals Could Impair Introduction of Products in China

     In 2003, the Chinese government created a new Food and Drug Administration, modeled after the U.S. government body, in an attempt to streamline unnecessary bureaucratic functions and restructure and position the Chinese pharmaceutical industry for entry into the World Trade Organization ("WTO"), growth and increased competitiveness. The implementation of the new regulatory scheme is expected to impose substantial new regulation on the approval and manufacture of pharmaceuticals for sale in China. Because of the newness of the pharmaceutical regulatory scheme, there is uncertainty as to the manner in which regulations will be implemented and interpreted. Such uncertainty may result in delays in obtaining regulatory clearance of products and introduction of products to the Chinese market as well as potentially liability and costs associated with compliance, or lack of compliance, with regulations.

The admission of China into the World Trade Organization could lead to increased foreign competition

     As a result of China becoming a member of the WTO, import restrictions on both agricultural products and pharmaceuticals are expected to be gradually reduced. The WTO also requires China to lower its import tariffs as a condition for membership. Reduced import restrictions and/or lower tariffs may lead to increased imports of foreign products and therefore lead to increased competition in the domestic agricultural products and pharmaceuticals markets.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements, including information about or related to our future results, certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any or all of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statements. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based upon actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and we have no obligation to update publicly or revise any of these forward-looking statements.

      These and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our planned effort to redeploy our assets and use our cash and cash equivalent assets to enhance stockholder value following the sale of substantially all of our electronic commerce business, which represented substantially all of our revenue generating operations and related assets, and the risks and uncertainties set forth in the section headed "Risk Factors" of this prospectus. The Company cannot guarantee its future performance.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
         (b) All other reports filed pursuant to
         Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in
         Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-QSB through the fiscal quarter ended June 30, 2005

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                                COMPANY OVERVIEW

General

Eternal Technologies Group, Inc. is an agricultural genetics company operating in China and focused on the development and application of advanced animal husbandry techniques to produce improved food products.

Our agricultural genetics/animal husbandry operations are focused on the application of advanced embryonic biotechnology techniques with the objective to shorten the development time for animals resulting in increased output and profitability and reduced use of animal feed and animal waste. Since 2000, we have utilized our advanced breeding techniques, and have marketed fine bred animal embryos, breeding stock and breeding services to develop larger, stronger and healthier sheep. In the fourth quarter of 2003, we began production and sale of lamb meat. Also, in the fourth quarter of 2003, we began application of our advanced breeding techniques to the breeding of higher-yielding purebred Holstein dairy cattle.

Our pharmaceutical operations focused on the application of our gene engineering capabilities in the research, development of biological drugs. In September of 2004 the company determined that the pharmaceutical products being developed were unlikely to mature into commercially viable products and ceased substantial pharmaceutical operations.

Our principal executive offices are located at Suite D, 5/F, Block A, Innotec Tower, 235 Nanjing Road Heping District, Tianjin, PRC 300052 and our telephone number is 011-86-22-2721-7020.

History and Development of the Company

Our current operations are conducted through our wholly-owned subsidiaries, Eternal Technology Group Ltd. ("Eternal - BVI"), a British Virgin Islands company, and its subsidiaries.

We acquired Eternal - BVI in December 2002 (the "Reorganization") pursuant to the terms of an Exchange Agreement. Under the terms of the Exchange Agreement, we issued 22,050,000 shares of our common stock to the shareholders of Eternal Technologies - BVI in exchange for all of the issued and outstanding shares of Eternal - BVI. In conjunction with the Reorganization, we carried out a 1-for-6 reverse split of our common stock, changed our name from Waterford Sterling Corporation to Eternal Group, Inc., ceased our prior operations and caused the officers and directors of Eternal Technologies - BVI to be appointed as officers and directors in place of the pre-Reorganization officers and directors. As a result of the Reorganization, we adopted as our primary business operations the operations of Eternal - BVI and the shareholders of Eternal - BVI acquired approximately 85% of our post-Reorganization outstanding shares.

Eternal - BVI was incorporated in the British Virgin Islands in March 2000. In May 2000, Eternal - BVI acquired 100% of Willsley Company Limited. Willsley is a holding company that owns 100% of Inner Mongolia Aershan Agriculture & Husbandry Technology Co., Ltd. ("Aershan Agriculture"). Aershan Agriculture operates a breeding center focused on the propagation of genetically engineered breeds of sheep and livestock in the Inner Mongolia region of China.

In January 2003, we supplemented our research and development and embryo transfer capabilities by establishing a relationship with Beijing AnBo Embryo Biotech Center ("AnBo Biotech Center"), a biotech research and development and embryo transfer center located in Beijing. This relationship was initially going to be a joint venture, but because the parties were unable to reach agreement on several key terms of the proposed joint venture, it was not consummated. Instead, we maintain a close partnership with Anbo Biotech Center on technical cooperation.

Our operations are focused on developing genetically engineered livestock breeds in order to improve the quality and yield of livestock in China and the profitability of livestock operations. We initially imported embryos from Australia and the United States. We are utilizing our facilities and expertise to develop a herd of "carrier animals" in order to produce a domestic supply of embryos, eliminating our dependence on third party foreign embryo suppliers and reducing our cost of embryos. Under that program, we transfer fine-breed sheep and dairy cattle embryos into recipient animals and sell the pregnant animals to customers. The offspring will serve as breeding stock or commercial stock.

We utilize our fine-breed livestock embryos and our breeding and biotech expertise to offer a range of livestock breeding services and products, including sale of embryos, artificial insemination and embryo transplant services, both at our facilities and on-site, and related products and services designed to improve production, quality and profitability of Chinese livestock operators.

Our initial operations focused on the production and sale of bio-engineered embryo and services targeted to sheep growers. In 2003, we expanded our operations to include the dairy cattle market.

In late 2003, we began implementation of a mutton production and sale program focused on the processing and sale of mutton from our higher yielding, higher quality genetically-engineered stock. Because of changes in government policy relating to plowing in Inner Mongolia, we have determined that we may have impediments to the ongoing economic use of our farm for grazing. Pending a final determination with respect to the economic viability of using our farm for grazing, we continue to carry out our mutton production and sale strategy with meat processing contracted to slaughter houses and sale of processed meat to wholesale purchasers in and around Beijing. Depending on the outcome of our evaluation of the economic viability of our farm, we may attempt to sell the farm and rely on purchases of sheep from clients to support mutton production or evaluate other best-economic uses of the farm.

Historically, our business has been highly seasonal with nearly all of our revenues being generated in the fourth quarter. While our business will remain seasonal it should be less cyclical in the future because of the sale of lamb meal thereby making our overall business less seasonal.

Agricultural Genetics / Animal Husbandry Operations

Our core operations are focused in the agricultural genetics/animal husbandry fields. Our principal objectives in our animal husbandry operations are to utilize genetic engineering to produce improved breeds of sheep and livestock with a goal of increasing food yield and reducing growing time, waste by-product and cost associated with herd management.

Animal Husbandry in China. Spurred in part by China's entry into the World Trade Organization, the Chinese government has identified improved animal husbandry as a key to meeting the nutritional needs of its population - the worlds' largest, minimizing the potential adverse environmental impact of its domestic agricultural industry and improving China's position in the import/export of agricultural products.

The Chinese agricultural industry has historically lagged behind Western countries in the adoption of advanced breeding techniques. As a result, by world standards, Chinese breeding rates, size, health and meat yield have all been low and growing periods have been high. These factors have made quality meat difficult to supply within China without relying on imports, resulted in higher feed costs and waste production as a result of longer growing cycles and adversely impacted the competitive position of Chinese producers.

By encouraging the adoption of advanced animal husbandry techniques, in particular the transplant of fine-breed animal embryo, the Chinese government is positioning Chinese agricultural businesses to bring the quality and yield of meat production in line with world standards, improving the living standards of the Chinese people, while minimizing the environmental impact of operations and improving the industry's competitive position in world markets.

Key markets that we have targeted in China are mutton and dairy production. China ranks first in the world in both production and consumption of mutton with 2001 production of approximately 2.55 million tons. With China's entry into the WTO and the adoption of advanced animal husbandry techniques, we believe that China can be positioned as a world leader in the production and export of high quality low-cost mutton while meeting its growing internal demand.

Chinese dairy production and consumption has lagged substantially behind levels in Western countries. With an improving standard of living and a growing emphasis on health, milk consumption is rising in China and we expect the increase in milk consumption to accelerate. In order to meet the expected growth in demand for dairy products without relying disproportionately on imports, dairy production must be increased in China. Historical yields from China's dairy herd are believed to be approximately 50% of the yields produced by U.S. dairy herds. With the adoption of advanced animal husbandry techniques, we believe that the quality and yield of the Chinese dairy herd can be increased to Western standards allowing the Chinese dairy industry to meet the growing internal demand for dairy products while reducing the cost of production.

Embryo Transfer and Breeding Services. Our initial commercial efforts were focused on the development and sale of embryo fine-breed to produce stronger, larger, healthier and more nutritious sheep, and associated breeding services. In 2000, we imported 10,000 breeding animal embryos out of a total of 13,000 embryos permitted to be imported by the Chinese government. We have utilized our initial embryo supply to develop a herd of high-quality breeding sheep as well as a supply of embryo for sale to clients.

We supply our clients, consisting primarily of large commercial and government farms in China, with genetically engineered breeding stock, embryos, semen and related technology and consulting services, all designed to increase production yield and quality, reduce growing costs and increase income.

In the fourth quarter of 2003, we expanded our embryo transfer and breeding services to include, in addition to sheep, high-yielding pure-bread dairy cattle. In our dairy cattle breeding and embryo transfer operations, we purchase relatively high yielding dairy cattle in China, produce embryo's from these cattle with advanced biotechnology and provide commercial dairy cattle through embryo transfer and after birth, retain the offspring to serve as breeder stock and sell the "host animal" back to the original owner.

Food Production. In the fourth quarter of 2003, we commenced the production and sale of mutton. We purchase cross-breed sheep for sale to slaughterhouses for processing and sale of mutton. Animals processed for mutton sale are generally those that are not candidates for future breeding. We continuously evaluate our farm operations and supplies of sheep for mutton production to assure the economic viability of our meat supplies in light of changing land use regulations in China.

We do not presently own slaughterhouse or processing facilities but intend to purchase such facilities in the future. We are not currently in negotiations to purchase such facilities, however we are seeking opportunities which would complement our current operations by allowing us to process our own sheep mutton.

Genetic Technologies. We utilize a variety of technologies for industrial embryo production and transfer, all design to produce genetically engineered breeding stock. The primary techniques we presently employ are (1) peritoneal endoscope technique, (2) vitrification freezing technique, (3) embryo splitting and cleavage ball techniques, and (4) external fertilization technique.

-- Peritoneal Endoscope Technique. Peritoneal endoscope technique involves the collection of sheep embryo by means of peritoneal endoscopes without surgical operations. Traditional embryo collection and transfer techniques, using surgical procedures, have generally limited to four operations after which the provider is rendered useless as a result of adhesions left by the surgical procedures. We believe that the peritoneal endoscope technique, a less invasive procedure, may be used ten or more times, increasing the utilization of providers. Additionally, we believe that use of endoscopic techniques combined with deep semen deposition and frozen semen mating can markedly increase conception rates.

-- Vitrification Freezing Technique. Vitrification is a process by which a concentrated anti-freeze solution is transformed into a transparent colloidal solid through rapid freezing. We have developed an anti-freezing protectant that enables the freezing process to be carried out at room temperature without a cooling system, increasing the efficiency of the process. Livestock implanted with a frozen fertilized ovum have been shown to produce increased pregnancy and farrowing rates.

-- Embryo Splitting and Cleavage Ball Techniques. Embryo splitting and cleavage ball techniques involve the splitting of embryos by microsurgery or the separation of embryo cleavage balls in early cultivation before the half-embryos or separate cleavage balls develop into individuals. Newly split half-embryos have shown an average transfer rate of above 50% -- the equivalent of a 100% transfer pregnancy rate -- exceeding the average transfer rate of half-embryos of between 35% and 40%. Embryo splitting, combined with embryo sex identification, allows for better management of the male/female population of a herd.

-- External Fertilization Technique. External fertilization technique involves the collection of ova from live farm animals, fertilization of the ova and cultivation of the fertilized ova until the ova reaches a transferable stage at which time fertilized ova is transferred to a host animal. External fertilization has been shown to increase pregnancy rates at a lower cost than internal fertilization. While pregnancy rates of externally fertilized embryo in China has been only approximately 20%, our fertilized embryo transfer pregnancy rate has been above 40%, approximately the world standard.

Breeding Facilities. Our breeding operations are conducted on land and in facilities consisting, generally, of approximately 2.8 million acres of farmland, an embryo transfer center and a reception center and at the AnBo Biotech Center in Beijing.

Land use rights with respect to our farm were purchased from the Chinese government for $6,000,000. Such rights extend through 2025. The farm is located in Wulagai Development Area in Inner Mongolia. The farm, one of the few naturally preserved grassland areas in China, is organized into various breeding sub-pastures. Each sub-pasture includes haciendas, stables and farm equipment such as wells, mowing machines and tractors. A supply of forage grass is reserved for winter and for snowstorms.

The farm is equipped with a 60-kilovolt electric transmission line, telephone and transportation facilities, including a 200 kilometer road system connecting all sub-pastures. A railway station is located 80 kilometers south of the farm, facilitating distribution of products throughout China.

Also located on the farm is a 35,000 square foot embryo transfer center including operating rooms, equipment rooms, offices, conference rooms, lecture halls and guest rooms. Substantially all research and embryo transfer operations occur in our embryo transfer center.

Our farm and associated facilities are believed to be adequate to meet our operating needs for the foreseeable future.

Because of recent changes in Chinese land use regulation, which may prohibit any plowing on the farm because of past dust storms that affected Beijing our future land use may be restricted. Although we have not plowed our acreage to plant grain crops or forage grasses, the pasturing of a large number of animals on the farms would require plowing to plant the crops necessary to maintain the livestock. Because we had considered keeping additional livestock on the farms, these plans are no longer viable and diminish our need for the facility. Despite these new regulations, the value of the farm has not diminished as it had not been plowed prior to or subsequent to our purchase and the value paid reflects the value of unplowed acreage. We are evaluating the economic viability of the continued operations of the farm and may, if determined to be in our best economic interests, consider selling some or all of the grazing land on our farm.

The AnBo Biotech Center is a 6,450 square foot facility located in Beijing and housing laboratory, operating and relating facilities to support advanced biotech and embryo research and development activities.

Marketing. Sales and marketing for our animal husbandry products and services is handled by our senior management team. Our management team maintains regular communications with farm operators, meat processors and governmental agriculture officials to assure that potential clients are aware of our capabilities and services. We may evaluate the adoption of more formal marketing, advertising and sales programs as necessary in the future.

Pharmaceutical Operations

In September of 2004 the company determined that the pharmaceutical products being developed were unlikely to mature into commercially viable products. As such the Company entered into agreements stipulating that the Company's research and development expenses would not be reimbursed and the Company was released from any further obligation.

Potential Acquisitions

We intend to evaluate various potential acquisitions of companies and facilities in order to expand the scope of our operations and accelerate our growth. Specifically, we intend to evaluate the acquisition of companies or facilities to provide feedlot, dairy processing, slaughterhouse and meat processing, animal fattening and similar capabilities. However, there are no current agreements to purchase any companies or facilities.

Competition

The agriculture industry is highly competitive. While animal genetics is a relatively new field in China several large foreign companies such as Smithfield Foods, Inc. of the United states and Sumitomo Corporation of Japan have, entered the market and compete with us in the development and delivery of advanced animal husbandry products and services. These companies have a substantial advantage due to the size and the name recognition each enjoys.

Increased competition in the agriculture industry could have a material adverse effect on us, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those we possess.

Intellectual Property

We currently rely on a combination of patents, trademark, trade secret laws and contractual provisions to protect our proprietary rights in our product. As of December 31, 2003, we had applied for three Chinese patents. There can be no assurance that our applications will result in issued patents and trademarks, or that, if issued, our applications will be upheld if challenged. Further, even if granted, there can be no assurance that these patents and trademarks will provide us with any protection from competitors, or, that if they do provide any meaningful level of protection, that we will have the financial resources necessary to enforce our patent and trademark rights. In addition, there can be no assurance that others will not independently develop technologies similar to our pending patents and trademarks, or design around the pending patents. If others are able to design around the patents, our results of operations could be materially adversely affected. Further, we will have very limited, if any, protection of our proprietary rights in those jurisdictions where we have not affected any filings or where we fail to obtain protection through our filings.

There can be no assurance that third parties will not assert intellectual property infringement claims against us in the future with respect to current or future products and technologies. We are responsible for defending against charges of infringement of third party intellectual property rights by our actions and products and such assertion may require us to refrain from the sale of our products, enter into royalty arrangements or undertake costly litigation. Further, challenges may be instituted by third parties as to the validity, enforceability and infringement of our patents.

Our adherence to industry standards with respect to our products limits our opportunities to provide proprietary features that may be protected. In addition, the laws of various countries in which our products may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

Governmental Regulation

Our business and the agriculture industry in general is subject to extensive laws and regulations, including environmental laws and regulations. As such, we may be required to make large expenditures to comply with environmental and other governmental regulations.

Under these laws and regulations, we could be liable for personal injuries, property damage, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our operating costs.

The Chinese regulatory scheme, in general, and the regulation of the agriculture and medical equipment industries in particular, is not well defined and is subject to substantial uncertainty. With China's entry in the WTO, China has implemented numerous changes to its existing laws and regulations.

Chinese laws impacting our animal husbandry operations relate primarily to health and safety regulations covering food products and environmental regulations covering waste products and other land use regulations. Food product regulations generally govern the safety of products in the food chain and the handling of those products.

We believe that we are in compliance with all existing food and environmental regulations applicable to our animal husbandry operations. However, because many of those regulations are new and evolving, we must continually monitor the interpretation, enforcement and modification to those regulations to assure ongoing compliance.

Employees

As of December 31, 2004, we had 26 full-time employees, including employees performing administrative functions and animal husbandry services and farming functions. Bioscience research and related services are performed by third parties on a contract basis. The employees are not covered by a collective bargaining agreement, and we do not anticipate that any of our future employees will be covered by such agreement.

                                 USE OF PROCEEDS

The Company will not realize any proceeds from the sale of the common stock which may be sold pursuant to this prospectus for the respective accounts of the Selling Stockholders. The Company, however, will derive proceeds from the sale of stock to Selling Stockholders and upon the exercise of the options granted to Selling Stockholders. All such proceeds will be available to the Company for working capital and general corporate purposes. No assurances can be given, however, as to when or if any or all of the options will be exercised.

                              SELLING STOCKHOLDERS

      This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired or may acquire Shares pursuant to each of the Plans. The Selling Stockholders may resell any or all of the Shares at any time they choose while this prospectus is effective.

      Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire common stock under the Plans may be added to the Selling Stockholder list below by a prospectus supplement filed with the Commission. The number of Shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their common stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

      Each of the Selling Stockholders is an employee or director of the Company. The following table sets forth:

    * the name and principal position or positions over the past three years with the Company of each Selling Stockholder;
    * the number of shares of common stock each Selling Stockholder beneficially owned as of August 31, 2005; * the number of shares of common stock acquired by each Selling Stockholder in connection with stock options and stock grants pursuant to the Plans and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this prospectus; and
    * the number of shares of common stock and the percentage, if 1% or more, of the total class of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder in connection with grants pursuant the Plans and registered under this Registration Statement.

      There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The address of each Selling Stockholder is Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping District, Tianjin.


 Name of Seller      Relationship to the Company       Number of Shares    Shares to be    Number of Shares to
                                                                                             be Beneficially
                                                        Beneficially                         Owned After the
                                                         Owned (1)          Sold (2)           Offering
                                                         ---------          --------           --------

Jijun Wu                                                 1,884,500           200,000         1,684,500
                     Chairman of the Board
Jiansheng Wei        President, Chief Executive            802,500           200,000           602,500
                     Officer and Director
XingJian Ma          Chief Financial Officer and           200,100           200,000               100
                     Director
Garfield W. Hu                                             120,100           120,000               100
                     Secretary


1) Based on share ownership as of August 31, 2005. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

2)         Assume the sale of all shares being registered by this Prospectus.


                            DESCRIPTION OF SECURITIES

General

         Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following summary of the material matters relating to our common stock is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common Stock

         As of August 31, 2005, there were 30,913,531 shares of our common stock outstanding.

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors, and do not have cumulative voting rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

* market transactions in accordance with the rules of the OTC Pink Sheets Electronic Quotation Service or any other available markets or exchanges;

* ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

* block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* an exchange distribution in accordance with the rules of the applicable exchange;

*    privately negotiated transactions;

*    short sales entered into after the date of this prospectus;

* through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

*    distributions to the partners and/or members of the Selling Stockholders;

* redemptions or repurchases of interests owned by partners and/or members of the Selling Stockholders;

* broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

*    a combination of any such methods of sale; and

*    any other method permitted pursuant to applicable law.

      In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTC Pink Sheets Electronic Quotation Service or any other available markets or exchanges.

      The aggregate proceeds to the Selling Stockholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

      The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission's Public Reference Room.

      Our common stock is quoted on the OTC Bulletin Board under the symbol "ETLT.OB."

      With respect to our common stock, this prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus is a part. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

      You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities, however, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than our common stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Eternal common stock offered by this prospectus will be passed on by Vanderkam & Associates, as counsel to Eternal. Hank Vanderkam, Vanderkam & Associates has been granted 200,000 options under the Plan. In addition to these shares, Mr. Vanderkam also owns 682,707 shares of the Company's common stock.

                                RESALE PROSPECTUS

                        ETERNAL TECHNOLOGIES GROUP, INC.

          3,060,000 Shares of Common Stock, par value $0.001 per share

                                September 1, 2005

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                     PART II
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Company's Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to wich the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

         The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

                       EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.



                                    EXHIBITS

         4.1      2005 Stock Option Plan
         4.2      2005 Stock Compensation  Plan
         5.1 Opinion and consent of Vanderkam & Associates re: the legality of the shares being registered
         23.1     Consent of Vanderkam & Associates (included in Exhibit 5.1)
         23.2     Consent of Thomas Leger & Co. LLP

                                  UNDERTAKINGS

         (a) The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
                  (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tianjin, PRC on the 1st day of September, 2005.

                                     ETERNAL TECHNOLOGIES GROUP, INC.


                                     By: /s/ JiJun Wu
                                        ---------------------------------
                                          JiJun Wu, Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                      Title                           Date


/s/ Wu JiJun                                             September 1, 2005
------------
Wu JiJun                  Chairman and Director

/s/ Wei Jiansheng                                        September 1, 2005
 ----------------
Wu JiJun                  CEO and Director

/s/ Zhu Shien
                          Director                       September 1, 2005
Zhu Shien

/s/ XingJian Ma
XingJian Ma               CFO and Director               September 1, 2005


/s/ Genchang Li
Genchang Li               Director                       September 1, 2005


/s/ Shicheng Fu
Shicheng Fu               Director                       September 1, 2005

                             Vanderkam & Associates
                               1301 Travis, #1200
                                Houston, TX 77002
                               713-547-8900 phone
                             713-547-8910 facsimile

                                September 1, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   Eternal Technologies Group, Inc.
            Registration Statement on Form S-8

Gentlemen:

      We have acted as special counsel to Eternal Technologies Group, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration by the Company under the Securities Act of 1933, as amended, of an aggregate of 3,060,000 shares (the "Shares") of the Company's common stock (the "Common Stock"), $0.001 par value per share, pursuant to (i) the Company's 2005 Stock Option Plan and (ii) the 2005 Stock Compensation Plan collectively referred to herein as the "Plans".

      We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

      We have relied, without independent investigation, upon a certificate from the Company's Chief Executive Officer as to certain factual and other matters including that the number of shares which the Company is authorized to issue in its Certificate of Incorporation, as amended, exceeds by at least the number of shares which may be issued in connection with the Plans, the sum of (i) the number of shares of the Company's Common Stock outstanding, (ii) the number of shares of the Company's Common Stock held as treasury shares, and (iii) the number of shares of the Company's Common Stock which the Company is obligated to issue (or has otherwise reserved for issuance for any purposes), and we have assumed for purposes of our opinion herein that such condition will remain true at all future times relevant to this opinion. We have also assumed that the Company will cause certificates representing Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the due and proper issuance of such Shares. We have assumed for purposes of this opinion that options issued under the Plans, the Shares issuable upon exercise of such options and Shares issued pursuant to the 2005 Stock Compensation Plan have been duly authorized by all necessary corporate action on the part of the Company and such options and Shares of restricted stock have been duly authorized and granted under the Plans. We express no opinion regarding any shares reacquired by the Company after initial issuance.

We are members of the Bar of the State of Texas and are not admitted to practice law in any other jurisdiction. We do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Texas, the General Corporation Law of the State of Nevada, and laws of the United States of America.

      Subject to the limitations stated in this letter, and subject further to the following limitations, it is our opinion that the Shares issued or issuable by the Company, under and in accordance with all of the provisions of the Plans, will, upon delivery thereof and receipt by the Company of all and adequate consideration owed to the Company therefor (assuming such consideration exceeds the par value therefor), be validly issued, fully paid and non-assessable.

      The foregoing assumes that the aforesaid Registration Statement will become and remain effective under the Securities Act of 1933, as amended, prior to any offering of the Shares pursuant to the terms thereof and will be amended, as appropriate, and that there will be compliance with all applicable state securities laws in connection with the offering of such securities, as well as compliance with the terms of the offering set forth in the Registration Statement.

      This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity. This opinion is provided to you as of the date hereof. We undertake no, and hereby disclaim any obligation to advise you of any change in any matter set forth herein. Without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

      We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                     Very truly yours,


                                                     /s/ Vanderkam & Associates

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM




As independent certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Eternal Technologies Group, Inc. which report appears in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004, and to all references to this firm included in such Registration Statement.


                                              /s/ Thomas Leger & Co. LLP

                                              Thomas Leger & Co. LLP




Date: September 15, 2005